Exhibit 5.1

October 1, 2003

SpatiaLight, Inc.
Five Hamilton Landing, Suite 100
Novato, CA 94949

Re:      SpatiaLight, Inc.
         Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the "Registration Statement") to be filed by SpatiaLight, Inc., a New York corporation (the "Company"), on or about the date hereof with the Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 1,771,119 of the Company's Common Shares, par value $.01 per share (the "Common Shares"), issued to certain shareholders listed in the Prospectus under the section entitled "Selling Shareholders."

We are familiar with the Certificate of Incorporation, as amended, and the By-laws of the Company and have examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, evidence of corporate action, certificates and other instruments, and have made such other investigations of law and fact, as we have deemed necessary or appropriate for the purposes of this opinion.

Based upon the foregoing, it is our opinion that:

         (1) The Company is a corporation duly incorporated and is validly existing under the laws of the State of New York.

         (2) The Common Shares being registered for the account of certain of the Company's shareholders have been duly authorized and are, or in the case of the Common Shares to be issued upon exercise of certain warrants in accordance with the terms of such warrants governing the exercise thereof will be, validly issued, fully paid and nonassessable.


We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in such Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Commission thereunder.



Very truly yours,

/s/ Bryan Cave LLP